QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: June 3, 2005

COLDWATER CREEK INC.
(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864
(Address of principal executive offices)

(208) 263-2266
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

        At the request of the Board of Directors of Coldwater Creek Inc. (the "Company"), in connection with his resignation from the Board, Warren R. Hashagen has agreed to provide strategic and operational consulting services as requested by members of the Board or management pursuant to the terms of a consulting agreement. The consulting agreement will become effective upon Mr. Hashagen's resignation from the Board following completion of the Company's annual stockholders meeting on June 11, 2005. The consulting agreement has an initial term of six months. Unless notice is given by either party prior to the initial expiration date, the consulting engagement will automatically be renewed for an additional period of six months. The consulting arrangement provides for cash compensation of $20,000 per month during the term of the agreement, plus reimbursement of expenses. The consulting arrangement also includes customary confidentiality provisions and requires Mr. Hashagen to notify the Company prior to engaging in business activities that are competitive with the Company's business. A copy of the consulting agreement is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        On June 3, 2005, Warren R. Hashagen notified the Board of Directors that he has decided to resign from the Board for personal reasons in order to devote more time to other interests. Mr. Hashagen has served as a Director since September 2003, as well as a member of the Board's Audit Committee since March 2004, the Board's Compensation Committee since June 2004, and the Board's Nominating Committee since April 2004. Mr. Hashagen's resignation will be effective at the completion of the Company's annual stockholders meeting on June 11, 2005.

Item 9.01 Financial Statements and Exhibits.

(c)
Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
99.1	Consulting Agreement between Warren R. Hashagen and the Company

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.
Date: June 3, 2005	/s/ DENNIS C. PENCE Dennis C. Pence, Chief Executive Officer

3

QuickLinks

  Item 1.01 Entry Into a Material Definitive Agreement
  Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
  Item 9.01 Financial Statements and Exhibits.
SIGNATURES